Exhibit 10.1

[English Translation of Original Icelandic Language Document]

Agreement on Termination of Employment

and Stock Option Arrangements

The undersigned parties

Íslensk erfðagreining ehf.

State Reg. No. 691295-3549, Sturlugata 8

(hereinafter referred to as the “Employer”),

deCODE genetics, Inc., the parent company of the Employer,

and the seller of shares, which is a listed company in the United States,

(hereinafter referred to as “deCODE”)

for the first part,

and Hannes Þór Smárason, Id. No. 251167-3389,

(hereinafter referred to as the “Employee”)

hereby enter into the following

Agreement

1. Wages during period of notice and earned vacation rights

The Employee and ÍE have reached an agreement on the Employee’s termination of work. The Employee’s last day of work is today. The Employee ceases to be an “Officer” and “Executive Officer” at deCODE genetics as of the present date.  It is agreed that the Employee will be paid his fixed wages during the agreed notice period until 31 December 2004, for which the Employer does not require a full time work contribution. The parties agree, however, that the Employer may seek advice from the Employee without remuneration beyond the fixed wages paid to him, as further provided in Article 3. Earned vacation pay will be paid out with the final wage payment on 31 December of this year.

2. Telephone and computer

The Employer has had in his possession  a laptop computer and a mobile telephone in connection with his work. It is agreed that the Employee will keep in his ownership these devices as of the termination of his employment. ÍE will pay the subscription fees in respect of the mobile telephone until 31 December 2004. In addition, the Employee has had the use of ADSL equipment located in his home. It is agreed that the employee will have the continued use of the equipment and that ÍE will pay the subscription fees in respect of the ADSL connection until 31 December 2004. After that it is agreed that the Employee will have the ownership of this ADSL equipment.

3. Continued consultancy work

The Employee agrees to provide advice to the Employee until 31 December 2004 and also after that time if requested by the Employer. Following the end of wage payments on 31 December 2004, a separate agreement will be made concerning consultancy, which will be paid for based on invoices submitted indicating number of hours.

4. Confidentiality

The Employee shall maintain in full confidence all information relating to the affairs of deCODE and its subsidiaries, the substance of this severance agreement and all other information to which he had access in the course of his work.

5. Stock options

Time of granting of option	Number of Shares	Price per share in USD	Position:
(a) January 1998 (option early exercised by issuing a promissory note and pledging of shares)	300,000	0.20	Contract performed in full. Shares held by holding company owned by employee.

(b) November 1999 (option early exercised bye issuing a note and pledging of shares)	260,000	5.625

Contract  ended on 1 November 2003.  Note became due and the Company redeemed 240,096 of the pledged shares as a payment for the note.  Balance of 19,904 shares accrued to the Employee and are his property.

(c) 5 November 2003	260,000	5.625	Contract in effect. Option earned in full, but unexercised.

(d) 5 November 2003	140,000	7.06	Contract in effect. Three-year vesting period began in November 2003. (At the time of signature, 1/6 has been earned, i.e. 23,333 shares)

Pursuant to Article 3 hereof, the Employee holds the position of consultant to deCODE and subsidiaries. During the term of effect of the consultancy relationship it is agreed that the Employee will remain within the deCODE option plan for his options pursuant to (c) and (d) above.

Specifically, the agreement is as follows:

•                  The 260,000 stock options of 5 November 2003 (see item (c) above) will not automatically terminate 90 days from 31 December, but will continue to be exercisable for 90 days following the end of the consultancy relationship.

•                  The 140,000 stock options of 5 November 2003 (see item (d) above) will continue to accrue until the end of the consultancy relationship and will be exercisable on the conclusion of the consultancy relationship.

Íslensk erfðagreining and deCODE undertake the obligation to inform the Employee by a written notice to his legal domicile when the consultancy relationship is ended in the understanding of the company’s stock option plan.

6. Announcement of termination of employment

The Employee is an “Executive Officer” of deCODE genetics to this day.

The termination of employment will be announced with  a press release to be released today after the close of the markets in the US. The parties agree that the termination is taking place in full amicability.

7. Final Settlement

This Agreement provides for a final settlement in relation to the Employee’s termination of work, and, on fulfilment of the terms hereof, the parties shall have no further claims against each other.

Reykjavík, 18 June 2004.

For Íslensk erfðagreining ehf.

/s/ Kári Stefánsson
Kári Stefánsson /sign/

For deCODE genetics, Inc.

/s/ Kári Stefánsson
Kári Stefánsson /sign/

/s/ Hannes Smárason
Hannes Smárason /sign/